Exhibit 99.1

News Release

MasterCard Incorporated Reports

Second Quarter Financial Results

•	Net earnings of $0.74 per share, or $101 million, excluding special items
•	Net loss of $2.30 per share, or $310 million, including special items
•	Net revenue up 9.7% to $846 million
•	Gross dollar volume up 16.4%, purchase volume up 17.5%

Purchase, NY, August 2, 2006 – MasterCard Incorporated (NYSE:MA) today announced performance for the second quarter of 2006. The company reported net income of $101 million, or $0.74 per share, excluding special items, and a net loss of $310 million, or $2.30 per share, including special items.

Net revenue for the quarter was $846 million, a 9.7% increase versus the same period in 2005. Currency fluctuations had a negligible impact on revenue growth for the quarter.

Fueling the higher revenue in the second quarter was growth in MasterCard’s gross dollar volume (GDV), which increased 16.4%, on a local currency basis, to $485 billion; a 17.7% increase in the number of transactions processed; and a restructuring of cross-border transaction fees which was implemented in April 2006. Worldwide purchase volume rose 17.5%, on a local currency basis, during the quarter to $351 billion driven by increased cardholder spending on a growing number of MasterCard cards. As expected, significant rebates and incentives in the quarter, which included a large debit portfolio conversion from a competitive brand, partially offset gross revenue growth. As of June 30, 2006, the company’s customer banks had issued 796 million MasterCard cards, an increase of 11.2% percent over the same period in 2005.

Special items for the quarter included:

•	The donation of approximately 13.5 million shares of Class A common stock to the MasterCard Foundation that occurred simultaneously with the company’s initial public offering in May 2006. The impact of this non-cash, non-recurring donation resulted in a $395 million expense that is not deductible for tax purposes;

•	A $23 million reserve recorded for litigation settlements; and

•	$7 million in interest income earned on the IPO proceeds ultimately used for redemption of shares of Class B common stock.

The company’s net income and earnings per share, excluding special items, are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measure in the accompanying financial tables.

-more-

MasterCard Incorporated – Page 2

“Our solid operational performance for the quarter demonstrates that through our strengths as a franchisor, processor and advisor, we are successfully delivering on our commitment to bring our customers innovative products and value-added services to help them enhance the profitability of their payments businesses,” said Robert W. Selander, MasterCard president and chief executive officer.

“Our customers around the world are increasingly recognizing MasterCard as their brand of choice because of the strength of our unified global organization, advanced transaction processing network, powerful brand and our ability to provide them with unique payment solutions,” he said. “This quarter’s strong performance in emerging markets such as our Latin America and South Asia/Middle East Africa regions illustrates our ability to displace paper-based forms of payment by bringing the benefits of electronic payments to every corner of the world.”

Total operating expenses increased 93.4%, to $1.1 billion, during the quarter compared to the same period in 2005. This increase was primarily driven by the contributions to the MasterCard Foundation, an increase in advertising and market development expenses related to the sponsorship of the 2006 FIFA World Cup, and an increase in personnel expenses to support the company’s strategic initiatives. Currency fluctuations had a negligible impact on expense growth for the quarter.

Total other income/(expense) was $13 million in the second quarter 2006 versus ($5) million in last year’s second quarter. The increase was driven by interest income from higher cash balances related to proceeds received from the IPO, as well as increases in interest rates and dividends received.

MasterCard’s effective tax rate was significantly impacted by the share donation to the MasterCard Foundation. Excluding the impact of the share donation, the effective tax rate would have been 33.6% and 34.0%, in the three and six months ended June 30, 2006, respectively, down from the comparable periods in 2005. The rates in 2006 were lower than 2005 primarily due to favorable tax audit developments and the tax benefit related to qualified domestic production activities as allowed under the American Jobs Creation Act of 2004. The company’s effective tax rate, excluding the impact of the share donation, is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP measure in the accompanying financial tables.

Commenting on the company’s financial performance, Chris A. McWilton, MasterCard’s chief financial officer, noted that “During the second quarter, MasterCard continued to deliver solid revenue growth and good operating margins reflecting our globally competitive business model. Our capital position remains strong with $2.1 billion of cash, cash equivalents and available-for-sale securities.”

MasterCard Incorporated – Page 3

Year-to-Date 2006 Results

For the six months ended June 30, 2006, MasterCard reported net income of $227 million, or $1.68 per share, excluding the impact of the special items described above. Including the impact of the special items, the company reported a net loss of $184 million, or $1.36 per share.

Net revenue for the six months ended June 30, 2006 was $1.6 billion, a 10.8% increase versus the same period in 2005. Currency fluctuations negatively impacted this growth by approximately 1%.

Total operating expenses increased 54.3%, to $1.7 billion, for the six-month period compared to the same period in 2005. Currency fluctuations reduced this growth by approximately 1% in the year-to-date period.

Total other income/(expense) was $24 million for the six-month period versus ($12) million for the same period in 2005. This change was driven by a $26 million increase in investment income, including the $7 million special item earned on IPO proceeds. Interest expense also decreased by $8 million due to a refund of interest assessed in connection with an audit of the company’s federal income tax return and a reduction of interest reserve requirements related to the company’s tax reserves.

Second Quarter Results Conference Call Details

On Wednesday, August 2, the company will host a conference call to discuss its second quarter financial results beginning at 9:00 a.m. EDT.

The dial-in information for this call is 800-299-7098 (within the US) and 617-801-9715 (outside the US) and the passcode is 64899002. A replay of the call will be available through August 9. The replay can be accessed by dialing 888-286-8010 (within the US) and 617-801-6888 (outside the US) and using passcode 65688882.

The live call and the replay, along with supporting materials, can also be accessed through the company’s website at www.mastercard.com.

MasterCard Incorporated – Page 4

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes close to 14 billion transactions each year, and provides industry-leading analysis and consulting services to financial institution customers and merchants. Through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation:

•	the company’s commitment to bring its customers innovative products and value-added services to enhance the profitability of their payments businesses;

•	the company’s ability to provide unique payment solutions;

•	the company’s ability to displace paper-based forms of payment through the benefits of electronic payments; and

•	the company’s continued strong capital position.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2005, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that it has filed with the SEC during 2006, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

Contacts:

Media Relations: Sharon Gamsin, sgamsin@mastercard.com, 914-249-5622

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

###

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands, except per share data)
Revenues, net	$846,489	$771,867	$1,584,942	$1,430,105
Operating Expenses
General and administrative	365,161	319,187	712,998	625,803
Advertising and market development	307,066	231,578	489,749	403,257
Litigation settlements	23,250	—	23,250	—
Charitable contributions to the MasterCard Foundation	400,285	—	400,285	—
Depreciation and amortization	24,693	28,666	49,913	57,096

Total operating expenses	1,120,455	579,431	1,676,195	1,086,156

Operating income (loss)	(273,966)	192,436	(91,253)	343,949

Other Income (Expense)
Investment income, net	28,999	13,479	49,691	23,528
Interest expense	(16,068)	(17,477)	(26,708)	(34,333)
Other income (expense), net	443	(1,044)	595	(1,555)

Total other income (expense)	13,374	(5,042)	23,578	(12,360)

Income (loss) before income taxes	(260,592)	187,394	(67,675)	331,589
Income tax expense	49,868	67,146	116,041	118,047

Net Income (Loss)	$(310,460)	$120,248	$(183,716)	$213,542

Basic Net Income (Loss) per Share	$(2.30)	$.89	$(1.36)	$1.58

Basic Weighted average shares outstanding	135,252	134,969	135,127	134,969

Diluted Net Income (Loss) per Share	$(2.30)	$.89	$(1.36)	$1.58

Diluted Weighted average shares outstanding	135,252	134,969	135,127	134,969

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2006	December 31, 2005
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$1,209,856	$545,273
Investment securities, at fair value:
Trading	17,824	22,472
Available-for-sale	853,592	714,147
Accounts receivable	410,321	347,754
Settlement due from members	241,230	211,775
Restricted security deposits held for members	111,168	97,942
Prepaid expenses	185,577	167,209
Other current assets	132,200	121,326

Total Current Assets	3,161,768	2,227,898
Property, plant and equipment, at cost (less accumulated depreciation of $392,322 and $373,319)	227,900	230,614
Deferred income taxes	229,085	225,034
Goodwill	208,131	196,701
Other intangible assets (less accumulated amortization of $309,034 and $272,913)	272,310	273,854
Municipal bonds held-to-maturity	193,940	194,403
Prepaid expenses	198,331	201,132
Other assets	150,474	150,908

Total Assets	$4,641,939	$3,700,544

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$202,816	$185,021
Settlement due to members	205,688	175,021
Restricted security deposits held for members	111,168	97,942
Obligations under U.S. merchant lawsuit and other litigation settlements — current	212,630	189,380
Accrued expenses	754,768	850,657
Other current liabilities	76,353	58,682

Total Current Liabilities	1,563,423	1,556,703
Deferred income taxes	64,408	61,188
Obligations under U.S. merchant lawsuit and other litigation settlements	436,484	415,620
Long-term debt	229,580	229,489
Other liabilities	226,418	263,776

Total Liabilities	2,520,313	2,526,776
Commitments and Contingencies
Minority interest	4,620	4,620
Stockholders’ Equity
Class A common stock, $.0001 par value; authorized 3,000,000,000 shares, 79,631,922 and no shares issued and outstanding, respectively	8	—
Class B common stock, $.0001 par value; authorized 1,200,000,000 shares, 55,337,407 and 134,969,329 shares issued and outstanding, respectively	6	14
Class M common stock, $.0001 par value, authorized 1,000,000 shares, 1,572 and no shares issued and outstanding, respectively	—	—
Additional paid-in capital	3,302,298	974,605
Retained earnings (accumulated deficit)	(1,263,102)	145,515
Accumulated other comprehensive income, net of tax:
Cumulative foreign currency translation adjustments	87,290	50,818
Net unrealized loss on investment securities available-for-sale	(6,835)	(2,543)
Net unrealized gain (loss) on derivatives accounted for as hedges	(2,659)	739

Total accumulated other comprehensive income, net of tax	77,796	49,014

Total Stockholders’ Equity	2,117,006	1,169,148

Total Liabilities and Stockholders’ Equity	$4,641,939	$3,700,544

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2006	2005
	(In thousands)
Operating Activities
Net income (loss)	$(183,716)	$213,542
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	49,913	57,096
Charitable contribution of common stock to the MasterCard Foundation	394,785	—
Stock-based compensation expense	6,825	—
Impairment of assets	428	1,348
Deferred income taxes	(7,370)	(12,156)
Other	4,537	4,437
Changes in operating assets and liabilities:
Trading securities	4,648	4,012
Accounts receivable	(57,398)	(39,854)
Settlement due from members	(16,842)	(4,648)
Prepaid expenses	(14,295)	14,587
Other current assets	(5,082)	(1,091)
Prepaid expenses, non-current	3,998	(2,520)
Accounts payable	15,818	(3,538)
Settlement due to members	20,014	1,086
Litigation settlement accruals, including accretion of imputed interest	44,114	8,187
Accrued expenses	(85,614)	(37,643)
Net change in other assets and liabilities	8,818	(5,566)

Net cash provided by operating activities	183,581	197,279

Investing Activities
Purchases of property, plant and equipment	(15,670)	(18,925)
Capitalized software	(15,886)	(22,024)
Purchases of investment securities available-for-sale	(1,506,806)	(1,265,993)
Proceeds from sales and maturities of investment securities available-for-sale	1,356,768	1,320,205
Other investing activities	(1,403)	(265)

Net cash provided by (used in) investing activities	(182,997)	12,998

Financing Activities
Cash received from sale of common stock, net of issuance costs	2,449,910	—
Cash payment for redemption of common stock	(1,799,937)	—

Net cash provided by financing activities	649,973	—

Effect of exchange rate changes on cash and cash equivalents	14,026	(19,192)

Net increase in cash and cash equivalents	664,583	191,085
Cash and cash equivalents — beginning of period	545,273	328,996

Cash and cash equivalents — end of period	$1,209,856	$520,081

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended June 30, 2006
	GDV (Billions)	Growth (Local)	Purchase Volume (Billions)	Growth (Local)	Purchase Transactions (Millions)	Cash Volume (Billions)	Growth (Local)	Cash Transactions (Millions)	Accounts (Millions)	Cards (Millions)	Acceptance Locations (Millions)
All MasterCard Credit, Charge and Debit Programs
South Asia / Middle East Africa	$7	49.4%	$4	35.2%	68	$3	78.7%	25	20	23	0.7
Asia / Pacific	70	10.1%	40	16.0%	510	30	3.1%	135	136	149	6.9
Europe	127	14.2%	94	14.1%	1,232	34	14.4%	222	126	139	8.1
Latin America	29	26.9%	14	30.6%	316	15	23.8%	112	66	79	2.1
Canada	19	13.8%	16	15.6%	193	3	3.7%	5	27	33	0.7
United States	232	17.9%	182	18.6%	2,741	50	15.5%	240	317	372	6.3
Worldwide	485	16.4%	351	17.5%	5,059	135	13.6%	738	692	796	24.9

MasterCard Credit and Charge Programs
United States	154	8.8%	129	9.7%	1,483	25	4.6%	16	232	282
Worldwide	362	12.0%	279	13.6%	3,469	83	6.9%	283	563	655

MasterCard Debit Programs
United States	78	41.2%	54	47.5%	1,258	24	29.3%	224	84	90
Worldwide	124	31.8%	72	36.0%	1,591	52	26.4%	455	130	141

Note that columns in the table above may not add due to rounding; growth represents change from the comparable year-ago period.

Footnote

Set forth above is information regarding the performance results for the three month period ended June 30, 2006 for the payment programs of MasterCard International Incorporated and MasterCard Europe sprl (collectively, “MasterCard”), the principal operating subsidiaries of MasterCard Incorporated.

The table sets forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus® -branded cards, Mondex® transactions and other branded transactions are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made (including PIN point-of-sale) with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a Personal Identification Number (PIN).

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. However, MasterCard reports period-over-period rates of change in GDV, purchase volume and cash volume solely on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is derived from information provided by MasterCard members that is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts, cards and acceptance locations columns is derived from information provided by MasterCard members and is subject to certain limited verification by MasterCard. Certain information with respect to acceptance locations is provided by third parties and has not been independently verified by MasterCard. All data is subject to revision and amendment by MasterCard’s members subsequent to the date of its release.

Volumes for the period indicated in the table above for MasterCard-branded debit programs in the U.S. region and credit programs in the Asia/Pacific region are higher due to expanded data collection of PIN point-of-sale volumes.

A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among members and other practices that may lead to over counting of the underlying data in certain circumstances.

The table includes information with respect to MasterCard-branded transactions that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

MasterCard Incorporated – Page 9

Reconciliation to Net Income (Loss) and Earnings (Loss) Per Share

	For the three months ended June 30, 2006					For the six months ended June 30, 2006
($ million)	Actual	Special Items		As Adjusted		Actual	Special Items		As Adjusted
Revenue	$846	—		$846		$1,585	—		$1,585
General Admin. and Litigation	388	23	[a]	365		736	23	[a]	713
Advertising and Marketing	307	—		307		490	—		490
Charitable Contributions	400	395	[b]	5	[c]	400	395	[b]	5	[c]
Operating Income (Loss)	(274)	418		144		(91)	418		327
Investment Income	29	(7	) [d]	22		50	(7	) [d]	43
Net Income (Loss)	(310)	411	[e]	101		(184)	411	[e]	227
Earnings (Loss) Per Share	(2.30)	3.04 [e]		0.74		(1.36)	3.04	[e]	1.68

[a]	Litigation settlements

[b]	Contribution of stock to the MasterCard Foundation

[c]	Contribution of cash to the MasterCard Foundation

[d]	Interest income on IPO proceeds held for redemption

[e]	Net tax effect of all special items is negligible

Reconciliation to Effective Tax Rate

($ million)	GAAP Actual	GAAP Effective Tax Rate	Stock Donation	Non- GAAP Adjusted	Non- GAAP Effective Tax Rate
Three months ended June 30, 2006:
Income (Loss) before income taxes	$(261)	19.1%	$395	$134	33.6%
Income tax expense [a]	50			45

Net Income (Loss)	$(311)			$89

Six months ended June 30, 2006:
Income (Loss) before income taxes	$(68)	171.5%	$395	$327	34.0%
Income tax expense [a]	116			111

Net Income (Loss)	$(184)			$216

[a]	Income tax expense has been calculated with and without the impact of the stock donation

For more information about these reconciliations, refer to MasterCard Incorporated’s Form 8-K filed with the Securities and Exchange Commission on August 2, 2006.

###